Exhibit 99.1

Novan Announces Leadership Adjustments and Business Update

•	Aligns existing talent and experience with next phase
•	Accelerates broadening the application of the science
•	Intends regulatory follow up with regard to SB204 for acne
•	Resource alignment to near term focus
•	Strengthening the balance sheet an important focus

MORRISVILLE, N.C., June 5, 2017 (GLOBE NEWSWIRE) -- Novan, Inc. (“the Company” or “Novan”) (NASDAQ:NOVN) today announced adjustments to its executive leadership team with immediate effect. These actions will accelerate a repositioning of the business and align talent and experience with the near and intermediate term phase of the Company.

The leadership adjustments and alignment of talent are as follows:

•	Nate Stasko, the current Chief Executive Officer, will now focus his efforts and considerable scientific talent as “President & Chief Scientific Officer” of Novan.

In this role, Nate will help the company deepen its understanding of the possibilities of nitric oxide and its potential therapeutic application across patient needs. Nate will continue to be a central and highly valued member of the Novan team and remain integral to its future.

•

Bob Ingram, the current Chairman of the Company’s Board of Directors, will now serve as the non-employee Executive Chairman of the Board. In this role, Bob will devote additional time and effort to Novan.

•	Kent Geer will become the Lead Independent Director of the Company and continue in his role as Chairman of the Audit Committee.

•

Kelly Martin, currently a Non-Executive Director, will assume the role of Chief Executive Officer of Novan on an interim basis. In this role, Kelly will work closely with Nate and other Novan leaders in order to accelerate progress in positioning the Company in a manner that allows the science to further mature and develop. Extending the business runway and broadening the therapeutic application of the underlying drug technology platform (nitric oxide) are the two primary areas of focus.

Broadening the application of nitric oxide, the science and potential therapeutic applications:

Anti-Inflammatory Applications

Data presented at the recent annual meeting for the Society for Investigative Dermatology demonstrated mechanistic evidence for nitric oxide’s potential when administered as a locally applied, topical cream formulation as a treatment for inflammatory skin diseases. Based on this pre-clinical data and multiple years of creating increased understandings of nitric oxide, the Company believes that its next area of focus should be on the high impact immunological diseases in dermatology.  Two initial therapeutic areas of focus are psoriasis and atopic dermatitis. Work on an Investigational New Drug Application (IND) for mild-to-moderate psoriasis is currently underway and the company is preparing to execute a phase 2 trial starting in the third quarter. A phase 2 trial in atopic dermatitis is currently in the planning stage.

With regard to SB204 for the treatment of acne, the Company intends to schedule a follow up meeting with the FDA in the third quarter of 2017. During that meeting, the Company will seek clarity with regards to a path forward for this asset from both a clinical and regulatory perspective. Additionally, the Company is completing its long-term safety study, its two year carcinogenicity study and other safety studies in support of SB204 for potential marketing approvals in the US and Japan, where Sato Pharmaceutical Co., Ltd has licensed the product.

The Company continues to believe that SB204 for the treatment of acne is a viable drug candidate and will assess the path forward following the upcoming FDA meeting.

Anti-Viral Applications

The Company recently announced statistically significant results from its SB206  Phase II dose-ranging clinical study for genital warts – caused by the human papillomavirus (HPV).  An end of Phase II meeting with the FDA is planned for the end of the second quarter and will provide further clarity on the path forward for this indication as well as other possible anti-viral indications which the company believes are appropriate.

Anti – Fungal Applications

The Company has recently generated positive data from SB208 in a phase II dose ranging study for the treatment of superficial cutaneous fungal infections of the skin and nails. Possible therapeutic applications include tinea pedis as well as onychomycosis. Regulatory follow up and further market and competitive analysis will provide additional clarity as to possible paths forward.

Resource Alignment to Enable Near Term Focus:

Given our near term business focus on executing less resource intensive phase 2 trials in psoriasis and atopic dermatitis, and the need to be disciplined with regard to cash utilization, the Company has reduced its overall headcount by approximately 20%. This action will accomplish three things: reduce near term operating costs and preserve cash on our balance sheet, enable refined focus around key projects, and align necessary skills to near term tasks and activities. The Company will continue to evaluate the component parts of the business and adjust resources up or down as needed. Novan continues to believe that the Company’s cash on hand is sufficient to fund operations at least through the end of 2017.

Balance sheet focus and sequence:

To be exceedingly clear, the Company will require additional capital in order to proceed on broadening the potential application of the science (nitric oxide) and the underlying technology, and specifically to initiate and complete the planned phase 2 trials in both psoriasis and atopic dermatitis. Additional regulatory clarity surrounding SB204 for acne, as well as both SB206 and SB208, will provide important financial and strategic options as to how the Company strengthens its balance sheet and actively manages other financial considerations.

Creating a longer term “runway” for the overall Novan business remains a central imperative for the executive management team and the Board of Directors.

About Novan

Novan, Inc. is a late-stage pharmaceutical company focused on redefining the standard of care in dermatology through the development and commercialization of innovative therapies using the Company’s nitric oxide-releasing platform. Nitric oxide plays a vital role in the natural immune system response against microbial pathogens and is a critical regulator of inflammation. Our ability to harness nitric oxide and its multiple mechanisms of action has enabled us to create a platform with the potential to generate differentiated, first-in-class product candidates. We are advancing programs in five dermatological conditions with significant unmet medical need. We believe that our ability to conveniently deploy nitric oxide on demand in topical formulations allows us the potential to significantly improve patient outcomes in a variety of skin diseases and positions us to be a commercially successful leader in the dermatology market.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements related to pharmaceutical development of nitric oxide-releasing product candidates, our potential financing opportunities and partners, as well as our expected uses of cash and cost-savings initiatives, and the future prospects of our business, including management succession, operating activities and our product candidates. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to, uncertainties and risks in the clinical development process, including, among others, length, expense, ability to enroll patients, reliance on third parties, and that results of earlier research and preclinical or clinical trials may not be predictive of results, conclusions or interpretations of later research or trials; the lengthy and unpredictable nature of the U.S. Food and Drug Administration’s drug approval process; whether we will be able to enter into strategic arrangements or obtain adequate funding to support our operations and initiatives on acceptable terms, or at all; our ability to implement and realize anticipated benefits from any adjustments to our business, including headcount reductions and other cost-saving measures; our ability to modify, streamline or reposition our manufacturing infrastructure and associated   capabilities on financial and operational terms that are acceptable; the ability to attract and retain senior management and key employees and other risks and uncertainties described in our annual report filed with the Securities and Exchange Commission, or SEC, on

Form 10-K for the twelve months ended Dec. 31, 2016, and in any subsequent filings with the SEC. These forward-looking statements speak only as of the date of this press release, and Novan disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.